UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2016

TIANHE UNION HOLDINGS LIMITED

(Exact name of Registrant as specified in charter)

Nevada	333-199967	30-0829385
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

40 Wall Street, 28 Fl, Unit 2856 New York, NY 10005	10005
(Address of principal executive offices)	(Zip Code)

+646-512-5859

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective July 25, 2016, Yang Jie resigned from the Chairman of the Board of Directors (the “Board”), President and Chief Executive Officer (“CEO”) of Tianhe Union Holdings Limited, a Nevada corporation (the “Company”). Ms. Weiwei Jie and Ms. Fengyu Yi resigned from the directorship of the Company, respectively. The Board accepted their resignations. Such resignations were made in connection with the Company’s termination of a series of variable interest entity agreements as reported on the Information Statement on Schedule 14C filed with the Securities and Exchange Commission on the same date of this report. The resignations were not a result of any disagreement with the Company on matters relating to its operations, policies or practices.

Effective July 25, 2016, the Company appointed Mr. Qiliang Zheng to serve as the Chairman of the Board, CEO and President of the Company. There is no arrangement or understanding between Mr. Zheng and any other persons pursuant to which he was appointed as the Chairman of the Board, CEO and President of the Company. Mr. Zheng does not receive any compensation in serving as the Chairman of the Board, CEO and President of the Company at the moment. Biographical information of Mr. Zheng is as follows:

Qiliang Zheng. Mr. Zheng, 41, has served as the Chairman of ShengSheng Wood Industry Co., Ltd. since May 2004. As a founder of ShengSheng Wood Industry Co., Ltd., Mr. Zheng managed the sales, designing and installing technology, and decorative wood moulding process for a variety of imported and domestic produced wooden material, craftworks, solid wood furniture and so on. From June 2001 to November 2003, Mr. Zheng served as the Sales Manager and General Manager at Zhuijiang Home Appliance Co., Ltd. From April 1999 till January 2001, Mr. Zheng served as the Sales Manager at Wulin Motor Limited Company of Qingyuan. Mr. Zheng held a junior college degree at Guangzhou Nanyang Technological Vocational College.

There is no family relationship between Mr. Zheng and any of our directors or management.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Tianhe Union Holdings Limited
(Registrant)

Date: July 25, 2016	By:	/s/ Yang Jie
	Name:	Yang Jie
	Title:	President & Chief Executive Officer

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